Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-3 (File No. 333-205688) of C&J Energy Services Ltd. of our report dated February 26, 2014, except with respect to Note 11 as to which the date is July 15, 2015, with respect to the consolidated financial statements of C&J Energy Services, Inc. and subsidiaries as of December 31, 2013, and for each of the two years in the period ended December 31, 2013.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ UHY LLP

Farmington Hills, Michigan

February 26, 2016